Exhibit 99.h.3

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

January 9, 2007

Delaware Pooled Trust

2005 Market Street

Philadelphia, PA 19103

Re:                   Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Global Real Estate Securities Portfolio (the “Portfolio”), which is a series of Delaware Pooled Trust, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations [collectively, “non-routine expenses”]) in an aggregate amount equal to the amount by which the Portfolio’s total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses) exceed 1.10% of average daily net assets of the Portfolio for the period January 10, 2007 through February 28, 2008.  For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Portfolio’s Board and the Manager.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Portfolio expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Phillip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President
	Date:	January 9, 2007

Your signature below acknowledges

acceptance of this Agreement:

Delaware Pooled Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	January 9, 2007